KENTUCKY EL                   ECTRIC STEEL, INC.


___________             ______________________________

                                 FIRST AMEND                     MENT AGREEMENT
___________             ______________________________


January 30,                                                               1997



To the Noteholders
Whose Names are set forth on
the Signature Pages hereto:

Ladies and Gentlemen:

                 Reference is made to those certain Note Agreements dated as of November 1, 1995 (the Note Agreement ) between the undersigned Kentucky Electric Steel, Inc. (the Company ) and the respective purchasers of $20,000,000 in the aggregate principal amount of the Company s 7.66% Senior Notes due November 1, 2005 (the Notes ). The Company has requested the Noteholders named on the signature pages attached hereto (the
 Noteholders ) to agree to an amendment to the Note Agreement; and the Noteholders have agreed to such amendment on the terms and conditions hereinafter set forth. (Unless otherwise expressly provided herein, capitalized terms used herein shall have the same respective meanings as were assigned to each under the Note Agreement).

                 In consideration of the foregoing and of the mutual covenants hereinafter set forth, the Company and the Noteholders agree as follows:

    1. Section 5.7 of the Note Agreement is amended to read in its entirety as follows:

                 5.7 Consolidated Adjusted Net Worth. (i) At all times prior to the earlier of December 26, 1998 and the date on which the ratio of Consolidated Cash Flow Available for Fixed Charges to Fixed Charges for the immediately preceding period of four consecutive fiscal quarters, calculated at the end of such fiscal quarter, is greater than or equal to 2.0 to 1.0, the Company will keep and maintain Consolidated Adjusted Net Worth at an amount not less than $30,000,000; and (ii) at all other times, the Company will keep and maintain Consolidated Adjusted Net Worth at an amount not less than $25,000,000.

    2. Section 5.9 of the Note Agreement is amended to read in in its entirety as follows:

               5.9 Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of its Consolidated Cash Flow Available for Fixed Charges to Fixed Charges at:

     (i) not less than the amounts shown below for each period of eight consecutive fiscal quarters, calculated as of the end of each fiscal quarter shown below:

               Fiscal Quarter End                 Ratio

               December 28, 1996                  2.0 to 1.0
               March 29, 1997                     1.5 to 1.0
               June 28, 1997                      1.2 to 1.0
               September 27, 1997                 1.0 to 1.0
               December 27, 1997                  1.0 to 1.0
               March 29, 1998                     1.0 to 1.0
               June 27, 1998                      1.0 to 1.0
               September 26, 1998                 1.2 to 1.0

          (ii) not less than 2.0 to 1.0 for each period of four consecutive fiscal quarters thereafter, calculated as of the end of each such fiscal quarter.

          3. Section 6.1(e) of the Note Agreement is amended to read in its entirety as follows:

                         (e) (i) At all times prior to the earlier of December 26, 1998 and the date on which the ratio of Consolidated Cash Flow Available for Fixed Charges to Fixed Charges for the immediately preceding period of four consecutive fiscal quarters, calculated at the end of such fiscal quarter, is greater than or equal to 2.0 to 1.0, default or the happening of an event shall occur under any indenture, agreement or other instrument under which any Debt in an aggregate principal amount of $2,000,000 or more of the Company or any Subsidiary may be issued, and, as a consequence of such default or event, such Debt has become, or has been declared, or one or more Persons are entitled to declare such Debt to be, due and payable before its stated maturity or before its regularly scheduled dates of payment; and (ii) at all other times, default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt in an aggregate principal amount of $2,000,000 or more of the Company or any Subsidiary may be issued and such default or event shall result in the acceleration of the maturity of any Debt of the Company or any Subsidiary outstanding thereunder; or

          4. The modifications set forth herein shall be effective as of December 28, 1996 when holders of 66 2/3% in aggregate principal amount of outstanding Notes shall have signed and returned to the Company a copy of this First Amendment Agreement.

          5. Except as specifically modified hereby, the Note Agreement shall remain in full force and effect in accordance with the terms thereof.

          6.   Each reference in the Note Agreement to  the Note
     Agreement,   the Agreement,   this Agreement,   herein,   hereof,  or
     other words of like import referring to the Note Agreement shall mean the Note Agreement as amended by this First Amendment.



                                   KENTUCKY ELECTRIC STEEL, INC.


                                   By:  /s/ William J. Jessie
                                        Name: William J. Jessie
                                        Title:   Vice President



     Agreed and Accepted:

     Noteholders:

     CONNECTICUT GENERAL
     LIFE INSURANCE COMPANY

     By:  CIGNA  Investments, Inc.

     By:  /s/ Richard B. McGauley
             Name:  Richard B. McGauley
             Title: Managing Director

CONNECTICUT GENERAL
LIFE INSURANCE COMPANY, on behalf of
one or more separate accounts

By:  CIGNA Investments, Inc.

     By:  /s/ Richard B. McGauley
          Name:  Richard B. McGauley
          Title: Managing Director




MODERN WOODMEN OF AMERICA


By:  /s/ Nick S. Coin
     Name:   Nick S. Coin
     Title: Supervisor, Securities Division
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